Exhibit 99.1

BurgerFi Announces Retirement of Chief Executive Officer

Board Has Begun Comprehensive Search for New CEO

FORT LAUDERDALE, FL, May 8, 2023 (GLOBE NEWSWIRE) — BurgerFi International, Inc. (NASDAQ: BFI, BFIIW) (“BurgerFi”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today announced that Ian H. Baines has retired from his role of Chief Executive Officer, effective as of June 7, 2023, but, in lieu of any severance that would otherwise be payable under his employment agreement, has agreed to serve as an outside consultant to the Company for the next 12-months following his resignation. The Board has begun a comprehensive search for a new CEO.

“On behalf of the Board, we would like to thank Ian for his service to BurgerFi and for leading Anthony’s through its sale to BurgerFi. We wish Ian all the best in this new chapter of his life,” says Ophir Sternberg, Executive Chairman at BurgerFi.

Sternberg continued, “As we search for a new CEO, John Iannucci, our Chief Operating Officer, will lead the organization on an interim basis. Mr. Iannucci has immersed himself into the Company and has proven himself to be a dynamic and effective leader. We look forward to naming a new CEO once that individual has been identified.”

Ian Baines, Chief Executive Officer of BurgerFi, added, “It has been an honor to lead this Company but the time is now ripe for me to retire. I am proud of what our teams have accomplished in integrating Anthony’s into the BurgerFi system — the Company now has two high-quality brands with growth potential. I wish everyone at BurgerFi all the best.”

Mr. Iannucci has almost 20 year’s experience in the restaurant industry and has acted as Chief Operating Officer of BurgerFi since January 2023. Prior, he was the Chief Operating Officer of Anthony’s since June 2022. He has held multiple restaurant leadership roles at various companies such as The Cheesecake Factory, Max Brenner, Logan’s Roadhouse, Sharis and Birdcall. Mr. Iannucci holds a certificate in food and beverage management from Cornell University.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s better burger concepts with 112 BurgerFi restaurants (85 franchised and 27 corporate-owned). As of April 3, 2023, BurgerFi is the owner and franchisor of the two following brands with a combined 172 locations.

BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides, and custard shakes and concretes. BurgerFi was named “Best Fast Casual Restaurant” in USA Today’s 10Best 2022 Readers Choice Awards for the second consecutive year, QSR Magazine’s Breakout Brand of 2020, Fast Casual’s 2021 #1 Brand of the Year and included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, Consumer Report’s Chain Reaction Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants, and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 60 corporate-owned casual restaurant locations, as of April 3, 2023. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today’s Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi’s estimates of its future business outlook, prospects, or financial results , as well as statements relating to the ability to identify and hire a new Chief Executive Officer. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended January 2, 2023, and subsequent Quarterly Reports on Form 10-Q, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity from our credit agreement and remain compliant with financial covenants therein. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:

ICR

Michelle Michalski

IR-BFI@icrinc.com

Company Contact:

BurgerFi International Inc.

IR@burgerfi.com

Media Relations Contact:

Ink Link Marketing

Kim Miller

Kmiller@inklinkmarketing.com